FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:         September 30, 1998
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person

     FREEDMAN                         DAVID
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     (Last)                          (First)                         (MI)

     44 TALMADGE ROAD
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                                    (Street)

     EDISON                       New Jersey                     08818
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

    NBSC
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     ###-##-####
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    MAY 1998                           |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                     [  X  ]  10% Owner

        [  X  ]  Officer                      [     ]  Other (specify below)
                 (give title below)

         CHAIRMAN OF THE BOARD
        ----------------------------------   ---------------------------------

 7. Individual or Joint/Group
      X    Form filed by one Reporting Person
    -----
           Form filed by more than one Reporting Person
    -----
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TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 9)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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New Brunswick Scientific Co. Inc. |       5/4/98              |      G      |           |      60,000    |    D    |      N/A
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                                  |                           |             |           |                |         |
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                                  |                           |             |           |                |         |
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                                  |                           |             |           |                |         |
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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
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New Brunswick Scientific Co. Inc. |       599,120(a)          |          D              |
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                                  |        82,735(b)          |          D              |     Phyllis Freedman, Wife
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                                  |        49,107 (c)         |          I              |     David Freedman Marital Trust
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                                  |         2,100             |          I              |     Phyllis Freedman as Custodian
                                  |                           |                         |     for minor grandchild
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(a) Adjustment for 10% stock dividend received in May 1998.
(b) Includes 1,823 shares receied as the result of a 10% stock dividend in May 1998, 50,000 shares gifted by David Freedman in May 1998 and 10,582 shares distributed by the David Freedman Marital Trust.
(c) Adjusted for 10% stock dividend received in May 1998.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                       (Over)
                                                               SEC1474 (3/91)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (1) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.




 /s/ David Freedman                                            May 27, 1998
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  **Signature of Reporting Person                                  Date
     David Freedman

                                                                         Page 2
                                                                SEC 1474 (3/91)